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                                                                    Exhibit 99.2


CONTACTS:    Duane Kimble                    Joel Pomerantz
             Baldwin Piano                   The Dilenschneider Group
             (513) 754-4647                  (212) 922-0900


                  BALDWIN PIANO REPORTS SECOND-QUARTER RESULTS

               COMPANY SEEKING BUYER FOR RETAIL FINANCING BUSINESS


         MASON, OH, July 22, 1999 -- Baldwin Piano & Organ Company (NASDAQ:BPAO) today announced results for the second quarter ended June 30, 1999, noting that last year's surge in low-priced Asian piano imports continued to adversely impact the performance of its Music business.

         The company also said that its board of directors has authorized Lehman Brothers, Baldwin's investment banker, to seek potential buyers for its Retail Financing businesses, Keyboard Acceptance Corporation (KAC) and Signature Leasing Corporation. Baldwin, which has been financing keyboard instruments for almost 100 years, is among the category's market leaders.

         For the second quarter, Baldwin reported a net loss of $1,362,000, or 40 cents per share, on sales of $28.5 million. A year ago, the company reported net income of $172,000, or 5 cents per share, on sales of $32.1 million. For the first half, Baldwin reported sales of $59.1 million and a net loss of $3,203,000, or 93 cents per share, including a loss of 27 cents per share related to restructuring and other non-recurring costs associated with the consolidation of grand piano assembly operations. Last year, the company reported first-half net income of $541,000, or 16 cents per share, on sales of $63.8 million.

         Karen L. Hendricks, chairman, president and chief executive officer of Baldwin said, "The sharp decline in first-half Music sales was primarily the result of dealer inventories swollen by 1998 purchases of bargain-priced pianos. However, the flow of Asian piano imports and dealer inventories appear to be approaching near-normal levels."


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                                     -more-

                                       -2-


         Ms. Hendricks continued, "As part of our ongoing effort to improve long-term performance, Baldwin reduced total headcount by more than 12 percent during the first half and cut debt by $2.2 million, a direct result of the company's ongoing effort to trim inventories and receivables."

         Portfolio growth pushed first-half Retail Financing revenues to $4.8 million, up 11 percent from the same period last year. At Contract Electronics
(CE), first-half sales grew 7 percent to $23.1 million, up from $21.6 million a year ago.

         Commenting on the potential sale of Baldwin's Retail Financing operations, Ms. Hendricks said, "We do not believe that Baldwin's current market capitalization fairly values our Retail Financing unit, and in keeping with our commitment to enhance shareholder value we have decided to sell these businesses. Retail Financing has evolved into a successful business for Baldwin, but the investment required to finance its growth has limited the company's capital resources. The sale, which should result in a significant one-time gain, should enhance shareholder value, reduce debt levels and increase available capital.

         Baldwin Piano & Organ Company has marketed keyboard musical products for over 137 years and has been providing consumer financing for the keyboard industry for nearly a century. Baldwin, maker of America's best selling pianos, also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

      This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

       (Unaudited Condensed Earnings Statement and Balance Sheet Attached)

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                 BALDWIN PIANO & ORGAN COMPANY AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                                   (Unaudited)
                    (In Thousands, except earnings per share)


                                                Three Months Ended           Six Months Ended
                                                    June 30,                    June 30,
                                               --------------------      ----------------------
                                                 1999         1998         1999          1998
                                               -------      -------      --------      --------

Net sales                                      $28,544      $32,108      $ 59,058      $ 63,795
Cost of goods sold (1)                         $24,808       26,695        52,693        53,069
                                               -------      -------      --------      --------
  Gross profit                                   3,736        5,413         6,365        10,726
Interest income on installment receivables     $ 2,358        2,077         4,764         4,308
Other operating income, net                    $   106          321           362           742
Selling, general and administrative            $(7,292)      (6,829)      (14,614)      (13,612)
Interest expense                               $(1,043)        (700)       (1,981)       (1,285)
                                               -------      -------      --------      --------
Earnings (loss) before income taxes             (2,135)         282        (5,104)          879
Income taxes                                   $  (773)         110        (1,901)          338
                                               -------      -------      --------      --------
    Net earnings (loss)                        $(1,362)     $   172      $ (3,203)     $    541
                                               =======      =======      ========      ========

Basic earnings (loss) per share                $ (0.40)     $  0.05      $  (0.93)     $   0.16
                                               =======      =======      ========      ========
Diluted earnings (loss) per share              $ (0.40)     $  0.05      $  (0.93)     $   0.15
                                               =======      =======      ========      ========
Average number of shares outstanding             3,453        3,450         3,453         3,448
                                               =======      =======      ========      ========
Diluted number of shares outstanding             3,453        3,521         3,453         3,520
                                               =======      =======      ========      ========

(1) DURING THE FIRST QUARTER OF 1999, THE COMPANY RECOGNIZED THE EXPECTED RESTRUCTURING AND OTHER NON-RECURRING COSTS ASSOCIATED WITH THE CONSOLIDATION OF GRAND PIANO ASSEMBLY TO ITS TRUMANN, ARKANSAS, FACILITY OF $1.5 MILLION OR 27 CENTS PER SHARE.

                       CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (In Thousands)

                                                         (Unaudited)
                                                           June 30,
                                                    ---------------------    December 31,
                                                      1999         1998         1998
                                                    --------     --------    ------------
Assets
  Receivables, net                                  $ 21,618     $ 24,257     $ 23,273
  Inventories                                         46,432       47,014       51,089
  Other current assets                                 6,591        6,155        8,427
                                                    --------     --------     --------
    Total current assets                              74,641       77,426       82,789
  Installment receivables, less current portion       13,896       15,124       14,616
  Property, plant and equipment, net                  22,320       23,326       22,724
  Other assets                                        18,041       12,761       17,121
                                                    ========     ========     ========
    Total assets                                    $128,898     $128,637     $137,250
                                                    ========     ========     ========

Liabilities and Shareholders' Equity
  Current portion of long-term debt                 $ 13,470     $  1,000     $ 11,380
  Other liabilities                                   16,110       14,001       17,800
                                                    --------     --------     --------
    Total current liabilities                         29,580       15,001       29,180
  Long-term debt, less current portion                38,517       46,330       42,817
  Other liabilities                                    2,912        6,147        3,978
  Shareholders' equity                                57,889       61,159       61,275
                                                    ========     ========     ========
    Total liabilities and shareholders' equity      $128,898     $128,637     $137,250
                                                    ========     ========     ========